EXHIBIT 21.1


                              LIST OF SUBSIDIARIES


Superior Adjusting, Inc.

Assurance Managing General Agents, Inc.

Federated National Insurance Company

Federated Premium Finance, Inc.

Federated Agency Group, Inc.

LB VII, Inc.

Oakland Park Insurance and Auto Tags, Inc.

Sunrise-Nobhill Insurance and Auto Tags, Inc.

Weston-Bonaventure Insurance Auto Tags, Inc.

Florida State Discount Insurance and Auto Tags at Margate, Inc.

Florida State Discount Insurance and Auto Tags at Coral Springs, Inc.

RSPL, Inc.

Florida State Discount Auto Title Loans, Inc.